Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 33-57981) pertaining to the Worthington Industries, Inc. Deferred Profit Sharing Plan; (Form S-3 No. 33-46470 and Form S-3 No. 333-48627) pertaining to the Worthington Industries, Inc. Dividend Reinvestment and Stock Purchase Plan; (Form S-8 No. 33-38486) pertaining to the Worthington Industries, Inc. 1990 Stock Option Plan; (Form S-8 No. 333-42849) pertaining to the Worthington Industries, Inc. 1997 Long-Term Incentive Plan; (Form S-8 No. 333-52628) pertaining to the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors; (Form S-8 No. 333-109619) pertaining to the Worthington Industries, Inc. 2003 Stock Option Plan; (Form S-8 No. 333-126175) pertaining to the Dietrich Industries, Inc. Hourly 401(k) Plan; (Form S-8 No. 333-126177) pertaining to Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan; (Form S-8 No. 333-126179) pertaining to Gerstenslager Deferred Profit Sharing Plan; and (Form S-8 No. 333-126183) pertaining to Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees of our report dated August 12, 2005, with respect to the consolidated balance sheets of Worthington Industries, Inc. and subsidiaries as of May 31, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2005, and the related financial statement schedule, which report appears in the Annual Report on Form 10-K of Worthington Industries, Inc. for the fiscal year ended May 31, 2005.

/s/ KPMG LLP

Columbus, Ohio

August 12, 2005